UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

NOVAMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2004

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2004 Annual Meeting of Stockholders of NovaMed, Inc., to be held at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, on May 26, 2004, at 2:00 p.m. Central Time.

We have changed our name from NovaMed Eyecare, Inc. to NovaMed, Inc. We believe our new name better reflects our plans to expand our surgical facilities business beyond eye care and into additional medical specialties.

The attached Notice of Annual Meeting and Proxy Statement describe the election of two directors which is the only matter that we expect to be acted upon at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please vote now, either by telephone or the Internet as provided in the enclosed instructions, or by signing and dating the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on May 26, 2004, and encourage you to vote as soon as possible.

Sincerely,

Stephen J. Winjum
President, Chief Executive Officer and
Chairman of the Board of Directors

_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2004
_____________________

To the Stockholders of
NovaMed, Inc.:

The Annual Meeting of Stockholders of NovaMed, Inc. (the “Company”) will be held at 2:00 p.m. Central Time, on Wednesday, May 26, 2004, at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, for the following purposes:

(1)	To elect two Class II directors to the Company’s Board of Directors; and

(2)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on April 7, 2004, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

John W. Lawrence, Jr.
Secretary

Chicago, Illinois
April 23, 2004

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE NOW, EITHER BY TELEPHONE OR THE INTERNET AS PROVIDED IN THE ENCLOSED INSTRUCTIONS, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

NovaMed, Inc.
980 North Michigan Avenue, Suite 1620
Chicago, Illinois 60611
(312) 664-4100

_____________________

PROXY STATEMENT
_____________________

The accompanying proxy is solicited by the Board of Directors (the “Board of Directors”) of NovaMed, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m. Central Time, Wednesday, May 26, 2004, at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, and any adjournments or postponements thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about April 23, 2004.

Record Date and Outstanding Shares — The Board of Directors has fixed the close of business on April 7, 2004 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 20,992,794 shares of its common stock, par value $.01 per share (the “Common Stock”). Each outstanding share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Voting of Proxies — Stephen J. Winjum and Scott T. Macomber, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. Winjum and Macomber are executive officers of the Company and Mr. Winjum is also a director of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a registered stockholder (i.e. you hold your NovaMed stock in certificate form), you may vote by mail, telephone or the Internet. To vote by mail, please sign and return the enclosed form of proxy. To vote by telephone or the Internet, follow the instructions attached to your proxy card. By voting by telephone or the Internet, you will appoint Messrs. Winjum and Macomber as your proxies with the same authority as if you had signed and returned the enclosed form of proxy. The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on May 25, 2004.

If your shares are held in a stock brokerage account or by a bank or other nominee (sometimes referred to as being held in “street name”), you are considered the beneficial owner of those shares. Your broker, bank or other nominee is considered the stockholder of record of those shares and is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not directly vote those shares unless you obtain a signed proxy from the record holder giving you the right to do so. Your broker, bank or other nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions and the broker does not have discretionary authority to vote on a particular matter, your shares will constitute broker non-votes for that matter.

Required Vote — The vote of a plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for the Class II directors. Stockholders are not allowed to cumulate their votes in the election of directors.

Quorum; Abstentions and Broker Non-Votes — The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting, and the election inspectors will determine whether or not a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the vote for directors.

Annual Report to Stockholders — The Company’s Annual Report to Stockholders for the year ended December 31, 2003, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of six directors. Article V of the Company’s Certificate of Incorporation provides that the Board of Directors will be divided into three classes, with each class serving for a term of three years. At the Annual Meeting, two Class II directors will be elected for a term of three years expiring at the Company’s 2007 Annual Meeting of Stockholders. Both of the nominees are presently serving as directors of the Company. See “Nominees” below.

The four directors whose terms of office do not expire in 2004 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See “Other Directors” below.

If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected.

NOMINEES

The names of the nominees for the office of director, together with certain information concerning the nominees, are set forth below:

Name	Age	Position with Company	Served as Director Since	Term Expires
Robert J. Kelly (1)(2)	59	Director	2004	2007
C.A. Lance Piccolo (1)(2)	63	Director	2000	2007

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

Mr. Kelly has been a director of the Company since April 9, 2004. The Board of Directors appointed Mr. Kelly to fill a vacancy with an initial term that would expire at the Company’s 2004 Annual Meeting of Stockholders. Mr. Kelly is currently an independent consultant. From 2000 to 2001, Mr. Kelly served as Executive Vice President and Chief Financial Officer of Celarix, Inc., a company that provides enterprise level solutions for logistics over the Internet. From 1997 to 2000, Mr. Kelly served as Chief Financial Officer of Summit Autonomous, Inc., a manufacturer of excimer lasers that was acquired by Alcon Laboratories, Inc. in 2000. Previously, from 1992 to 1997, Mr. Kelly served as Chief Financial Officer of Bull HN Information Systems, Inc., the U.S. subsidiary of Groupe Bull, an international information technology company based in France.

Mr. Piccolo has been a director of the Company since November 2000. Mr. Piccolo has been President and Chief Executive Officer of HealthPic Consultants, Inc., a strategic healthcare consulting firm, since 1997. In 1996 Mr. Piccolo served as Chairman and Chief Executive Officer of Caremark International, Inc., a 1992 spin-off from Baxter International, Inc. Mr. Piccolo also currently serves as a member of the Board of Directors of Caremark Rx Inc. and Crompton Corp.

The Board of Directors recommends that stockholders vote FOR each nominee for election as a Class II director.

OTHER DIRECTORS

The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are duly elected and qualified.

Name	Age	Position with Company	Served as Director Since	Term Expires
R. Judd Jessup (1)(2)	56	Director	1998	2005
Scott H. Kirk, M.D.	51	Director	1995	2005
Steven V. Napolitano	44	Director	1997	2005
Stephen J. Winjum	40	President, Chief Executive Officer and Chairman	1995	2006

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

Mr. Jessup has been a director of the Company since November 1998. He is currently Chief Executive Officer of US Labs, a national reference laboratory specializing in cancer testing. He is currently a director of CorVel Corporation, an independent nationwide provider of medical cost containment and managed care services. From 1994 to 1996 he served as President of the HMO Division of FHP International Corporation, a diversified health care services company.

Dr. Kirk has been a director of the Company since August 1995 and its National Medical Director since May 2002. Dr. Kirk has practiced ophthalmology in the Chicago area since 1982, and is currently practicing in River Forest, Illinois on behalf of Kirk Eye Center, S.C., a professional entity whose eye care professionals had been parties to long-term services agreements with the Company since January 1996. In March 2002, the Company terminated its services agreement with the Kirk Eye Center and Dr. Kirk. Dr. Kirk is currently a member of the board of directors of the Accreditation Association for Ambulatory Health Care and the Outpatient Ophthalmic Surgery Society.

Mr. Napolitano has been a director of the Company since January 1997. Mr. Napolitano is a senior partner in the law firm of Katten Muchin Zavis Rosenman where he has practiced since 1995. Mr. Napolitano is a member of the firm’s board of directors and executive committee, and is also a co-chair of the firm’s Private Equity and Emerging Growth Company practice group. The Company has retained, and continues to retain, Katten Muchin Zavis Rosenman as outside legal counsel.

Mr. Winjum has served as President, Chief Executive Officer and a member of the Board of Directors of the Company since founding the Company in March 1995. In May 1998, the Board of Directors established the position of Chairman, and Mr. Winjum has served in such capacity ever since.

Messrs. Jessup, Kelly, Napolitano and Piccolo are directors who are neither officers or employees of the Company or its subsidiaries nor individuals having any other relationship with the Company which, in the opinion of the Board of Directors, would interfere with the exercise of such director’s independent judgment in carrying out their responsibilities as directors.

Director Compensation — At its December 2003 meeting, the Board of Directors approved an increase in the cash compensation paid to outside directors for attendance at meetings. Each outside director, which would exclude Mr. Winjum, will be paid $3,000 per meeting attended in person (representing an increase from $2,000 per meeting). The fee paid to each outside director for telephonic meetings did not change and remains at $1,000 per telephonic meeting in which he participates. Cash compensation is only paid for meetings of the Board of Directors; no cash compensation is paid for committee meetings. In addition to cash compensation, outside directors have received stock option grants from time to time. Most recently, on March 17, 2004, the Company granted to all outside directors other than Mr. Kelly options to acquire 25,000 shares of the Company’s common stock. These options vest monthly over a 48-month period. Upon his appointment to the Board on April 9, 2004, Mr. Kelly also received options to acquire 25,000 shares of the Company’s common stock that also vest over a 48-month period. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending Board of Director and committee meetings.

Meetings — During the year ended December 31, 2003, the Board of Directors held six meetings. Each of the Company’s current directors attended at least 75% of the aggregate number of board meetings held and the total number of committee meetings on which he served that were held during 2003.

Committees of the Board of Directors — The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each comprised entirely of directors who are neither officers or employees of the Company or its subsidiaries nor individuals having any other relationship with the Company which, in the opinion of the Board of Directors, would interfere with the exercise of such director’s independent judgement in carrying out their responsibilities as directors. Messrs. Jessup, Kelly and Piccolo serve as the three members of the Audit Committee and Compensation Committee, with Mr. Kelly being added to both committees effective as of April 9, 2004. Mr. Kelly replaced Mr. Napolitano as a member of the Audit Committee. Messrs. Jessup and Piccolo serve as the two members of the Nominating Committee.

The Audit Committee generally has the responsibility for assessing processes related to risks and control environment, overseeing financial reporting, evaluating the independent audit process, evaluating internal accounting controls, overseeing the selection of the Company’s independent auditors, approving audit and permissible non-audit services and reporting to the Board of Directors regarding all of the foregoing. The Audit Committee operates under a written charter adopted by the Board of Directors that was attached as an appendix to the Company’s proxy statement for the 2003 Annual Meeting of Stockholders. The Audit Committee held eight meetings in 2003. The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are “independent” under NASDAQ listing standards. The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined under SEC rules. Also see “Report of the Audit Committee of the Board of Directors.”

The Compensation Committee generally has responsibility for recommending to the Board of Directors guidelines and standards relating to the determination of executive and key employee compensation, reviewing the Company’s executive compensation policies, recommending to the Board of Directors compensation for the Company’s executive officers, and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the Company’s stock option plans which includes determining the number of options to be granted to the Company’s executive officers and key employees and reporting to the Board of Directors regarding the foregoing. The Compensation Committee held one meeting in 2003. See “Report of the Compensation Committee of the Board of Directors.”

The Board of Directors formed the Nominating Committee at its meeting in November 2003. The Nominating Committee operates under a written charter adopted by the Board of Directors that is attached to this proxy statement as Appendix A. The Board of Directors, in its business judgment, has determined that all of the members of the Nominating Committee are “independent” under NASDAQ listing standards. The Nominating Committee generally has the responsibility for: periodically reviewing the composition and structure of the Board so that the proper skills and experience are represented; identifying, recruiting and recommending candidates for election to the Board of Directors; recommending to the Board of Directors the membership of the various committees of the Board of Directors; and reviewing the compensation of the directors and making recommendations to the Board of Directors regarding such compensation. The Nominating Committee has the authority to hire and pay consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used by the Nominating Committee to date and, accordingly, no fees have been paid to consultants or search firms.

The Nominating Committee interviewed and evaluated Mr. Kelly. Based on this evaluation, the Nominating Committee, along with Mr. Winjum and Scott T. Macomber as executive officers of the Company, recommended Mr. Kelly to the Board of Directors as a candidate for nomination. On April 9, 2004, the Board of Directors appointed Mr. Kelly to fill a vacancy on the Board of Directors with an initial term that will expire at the Company’s 2004 Annual Meeting of Stockholders.

The Nominating Committee will consider candidates for the Board from any reasonable source, including stockholder recommendations that are tendered in accordance with the Company’s By-laws. In nominating directors, the Nominating Committee considers a variety of factors, including whether an individual has experience as a senior executive of a company in the healthcare industry or at a public corporation, experience in the management or leadership of a substantial business enterprise or such other professional experience as the Board determines to qualify an individual for service on the Board. The Board also strives to achieve an effective balance and range of experience and expertise, including operational and financial expertise. In considering candidates for the Board, the Nominating Committee will evaluate the entirety of each candidate’s credentials. There are no specific minimum qualifications that must be met by a potential nominee. Stockholders who wish to nominate an individual for election as a director at an annual meeting of stockholders must comply with the provisions in the Company’s By-laws regarding stockholder nominations. Generally, stockholder nominations must be made in writing and delivered or mailed to the Secretary of NovaMed, Inc. not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the proxy statement for the preceding year’s annual meeting of stockholders was mailed. Each stockholder nomination must contain the following information: (a) the name and address of each proposed nominee, all information relating to such person as would be required to be disclosed in solicitation of proxies for the election of the nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended; (b) the nominee’s written consent to serve as a director if elected; (c) the name and address of the nominating stockholder; (d) the number of shares of Common Stock that are owned and of record by such stockholder; and (e) whether such stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of shares of Common Stock to elect such nominee or nominees. Nominations for the 2005 Annual Meeting must be received not later than March 9, 2005. Nominations not made in accordance with all of the requirements contained in the Company’s By-laws will be disregarded. The Company does not have any other procedures for stockholders to submit nominees directly to the Board of Directors.

Stockholder Communications with Directors — Stockholders wishing to contact any member (or all members) of the Board of Directors, any committee of the Board, or any chair of any such committee may do so by mail, addressed, either by name or title, to the Board of Directors or to any such individual directors or group or committee of directors. All such correspondences should be sent to our principal office. Stockholder communications to directors will first be opened by the Company Secretary’s office for the purpose of determining whether the contents represent a message to our directors before being forwarded to the addressee. In addition, the Company Secretary’s office will make, if necessary, sufficient copies of the contents to be forwarded to each director who is a member of the group or committee to which the communication is addressed. However, certain kinds of information, such as materials in the nature of advertising, promotions of a product or service, and patently offensive material, will not be forwarded to our directors.

Code of Ethics — The Board of Directors has adopted a compliance plan for the Company that includes a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company will furnish a copy of its compliance plan to any person without charge, upon written request to the Company’s Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of the Common Stock as of March 31, 2004, by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of the Common Stock

•	each of the Company’s directors

•	each of the Company’s Named Officers (as defined below)

•	all of the Company’s directors and executive officers as a group

Unless otherwise indicated below the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Name and Address (1)	Number of Shares	Percent of Shares
Five Percent Stockholder:
Kirk Family Limited Partnership (2) c/o Kirk Eye Center, S.C. 7427 Lake Street River Forest, Illinois 60305	2,338,977	11.15%

Directors and Officers:
Stephen J. Winjum (3)	2,514,663	11.12%
Scott T. Macomber (4)	245,628	1.16%
E. Michele Vickery (5)	477,359	2.23%
Scott H. Kirk, M.D. (6)	2,458,174	11.69%
R. Judd Jessup (7)	231,433	1.10%
Steven V. Napolitano (8)	168,000	*
C.A. Lance Piccolo (9)	152,375	*
Robert J. Kelly	4,300	*

All Executive Officers and Directors As a Group:
(8 people) (10)	6,251,932	26.54%

*	Less than 1%
(1)	Unless otherwise indicated, the address of the beneficial owners is c/o NovaMed, Inc., 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611.
(2)	The general partner of the Kirk Family Limited Partnership is Kirk Eye Center, S.C. Scott H. Kirk, M.D., a member of the Board of Directors, and his brother, Kent A. Kirk, M.D., are the shareholders of Kirk Eye Center, S.C.
(3)	Includes 1,636,563 options which are exercisable within 60 days of March 31, 2004.
(4)	Includes 221,458 options which are exercisable within 60 days of March 31, 2004.
(5)	Includes 388,333 options which are exercisable within 60 days of March 31, 2004.
(6)	Includes 2,338,977 shares of common stock held by the Kirk Family Limited Partnership and 50,000 options which are exercisable within 60 days of March 31, 2004.
(7)	Includes 106,358 shares of common stock which are held by R. Judd Jessup and Charlene Lynne Jessup, as Trustees for the R. Judd Jessup and Charlene Lynne Jessup Living Trust u/a/d May 6, 1991. Includes 1,600 shares held by Mr. Jessup’s family members. Mr. Jessup disclaims beneficial ownership of all 1,600 of these shares. Also includes 46,875 options which are exercisable within 60 days of March 31, 2004.
(8)	Includes 100,000 options which are exercisable within 60 days of March 31, 2004.
(9)	Includes 134,375 options which are exercisable within 60 days of March 31, 2004.
(10)	Includes 2,577,604 options which are exercisable within 60 days of March 31, 2004.

EXECUTIVE OFFICERS

The table below identifies executive officers of the Company who are not identified in the tables entitled “Election of Directors — Nominees” or “— Other Directors.”

Name	Age	Position
Scott T. Macomber	49	Executive Vice President and Chief Financial Officer
E. Michele Vickery	49	Executive Vice President Operations

Mr. Macomber joined the Company as Executive Vice President and Chief Financial Officer in October 2001. From January 2000 to October 2001, Mr. Macomber was Senior Vice President and Chief Financial Officer of Extended Care Information Network, Inc., a health care information technology company located in Northbrook, Illinois. In 1999, Mr. Macomber served as Executive Vice President and Chief Financial Officer of PeopleServe, Inc., a privately held health care services provider located in Dublin, Ohio. From before its initial public offering in 1992 through 1998, Mr. Macomber served as Senior Vice President and Chief Financial Officer of Vitalink Pharmacy Services, Inc., an institutional pharmacy provider located in Naperville, Illinois. Mr. Macomber also spent 12 years in various financial, acquisition and development positions at Manor Care, Inc., one of the largest long-term care providers in the industry. Mr. Macomber received his B.A. degree from the University of Vermont in 1976 and M.B.A. from the University of Michigan in 1979.

Ms. Vickery has been the Company’s Executive Vice President Operations since March 1997. From 1990 to 1996, Ms. Vickery was employed by Surgical Care Affiliates (SCA), a company specializing in the management of outpatient surgery centers, as a Regional Vice President from 1990 until 1992, and as one of two Senior Vice Presidents of Operations from 1992 to 1996. Upon the acquisition of SCA by HealthSouth in 1996, Ms. Vickery continued as a Senior Vice President of the Surgery Division of HealthSouth until joining the Company. Ms. Vickery received her B.S.N. from Case Western Reserve University in 1978, and her B.A. from Wittenberg University in 1976.

Subject to the terms of their employment agreements, the executive officers serve at the discretion of the Board of Directors. Each of the executive officers has an employment agreement with the Company. See “Executive Compensation — Employment Agreements.”

Section 16(a) Beneficial Ownership Reporting Compliance — Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that during 2003 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such reporting persons.

EXECUTIVE COMPENSATION

The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2003, 2002 and 2001, of those persons who were (i) during 2003, the chief executive officer of the Company and (ii) at December 31, 2003, the two other most highly compensated (based upon combined salary and cash incentive compensation) executive officers of the Company whose total salary and bonus exceeded $100,000 during 2003 (collectively, the “Named Officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Comp.	Securities Underlying Options	All Other Compensation
Stephen J. Winjum	2003	$343,269	$154,000	$15,900	175,000	—
President, Chief Executive	2002	$325,000	$190,450	$12,780	240,000	—
Officer and Chairman of the Board	2001	$325,000	—	$34,980	325,000	—

Scott T. Macomber (1)	2003	$237,308	$74,480	$6,900	45,000	—
Executive Vice President and	2002	$230,000	$89,346	$3,780	90,000	—
Chief Financial Officer	2001	$42,462	—	$580	250,000	—

E. Michele Vickery	2003	$230,000	$67,850	$6,900	15,000	—
Executive Vice President	2002	$230,000	$57,100	$3,780	90,000	—
Operations	2001	$230,000	—	$7,903	100,000	—

(1)	Mr. Macomber joined the Company as Executive Vice President and Chief Financial Officer in October 2001.

Option Grants in 2003 — The following table provides information on grants of stock options to the Named Officers during 2003. The Company has never issued stock appreciation rights.

Option Grants in 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (2)
Name	Options (1)	% of Total Options	Exercise or Base Price	Expiration Date	5% ($)	10% ($)
Stephen J. Winjum	175,000	33.46%	$1.27	3/20/13	$139,772	$354,209
Scott T. Macomber	45,000	8.60%	$1.27	3/20/13	$35,941	$91,082
E. Michele Vickery	15,000	2.87%	$1.27	3/20/13	$11,980	$30,361

(1)	All options are non-qualified stock options.
(2)	Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains will be dependent on the future performance of the Common Stock and the option holder’s continued employment through the vesting period. The amounts reflected in the table may not necessarily be achieved.

Aggregated Option Exercises in 2003 and Year-End 2003 Option Values — None of the Named Officers exercised any options during the year ended December 31, 2003. The following table provides information regarding each of the Named Officer’s unexercised options at December 31, 2003. There were no stock appreciation rights exercised in, or outstanding as of the end of, 2003.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen J. Winjum	1,559,479	390,521	$2,530,947	$926,123
Scott T. Macomber	181,354	203,646	$382,520	$450,745
E. Michele Vickery	366,979	98,021	$470,139	$238,016

(1)	The value per option is calculated by subtracting the exercise price per option from the $3.599 closing price of the Company’s common stock on the Nasdaq National Market on December 31, 2003.

Securities Authorized for Issuance under Equity Compensation Plans — The following table summarizes the Company’s employee stock purchase plan and various stock option plans as of December 31, 2003:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Stock Options
Equity compensation plans approved by security holders	5,449,009	(1)	$2.39	755,330
Equity compensation plans not approved by security holders	685,470	(2)	$3.62	123,658

Total Options	6,134,479		$2.53	878,988

Stock Purchase Plan
Equity compensation plans approved by security holders	N/A		N/A	151,461	(3)
Equity compensation plans not approved by security holders	—		—	—

(1)	Represents awards under the Company’s 1999 Amended and Restated Stock Incentive Plan (the “1999 Plan”). The 1999 Plan was approved by the Company’s stockholders at its annual stockholder meeting in May 2000.
(2)	The Board of Directors approved the 2000 Stock Incentive Plan on February 16, 2000 (the “2000 Plan”). The total number of shares reserved and available for issuance under the 2000 Plan was 500,000. Under the terms of the 2000 Plan as originally adopted, no awards could be made after May 16, 2000. The Board of Directors adopted the 2001 Stock Incentive Plan on April 2, 2001 (the “2001 Plan”). The total number of shares reserved and available for issuance under the 2001 Plan is 700,000. All other provisions of both of the 2000 Plan and 2001 Plan are substantially similar to the 1999 Plan.
(3)	Represents future shares of Common Stock that are available for issuance under the Company’s Amended and Restated 1999 Stock Purchase Program approved by the Company’s stockholders at its annual stockholder meeting in May 2000.

Employment Agreements

The Company has entered into employment agreements with its Named Officers. The agreements generally provide for the payment of an annual base salary, plus cash incentive compensation based upon the Company’s executive compensation plan. See “Report of the Compensation Committee of the Board of Directors.” The employment agreements also provide for the right to participate in the Company’s stock option and employee benefit programs. These programs include hospitalization, disability, life and health insurance. The employment agreements impose on each employee non-competition restrictions that survive termination of employment and post-termination confidentiality obligations.

The Company may terminate these employment agreements with or without cause or upon the Named Officer’s disability. If the Company terminates a Named Officer for disability or cause, the executive is not entitled to receive any salary or other severance after the date of termination. The Company may terminate a Named Officer for cause under the agreement if he or she: (i) materially breaches any term or condition of the agreement and fails to cure such breach within a reasonable time; (ii) fails to comply with any of the Company’s written guidelines that it has furnished to the executive and fails to cure such failure within a reasonable time; (iii) materially fails or willfully refuses to substantially perform his or her duties and fails to cure such failure or refusal within a reasonable time; or (iv) has committed an act constituting a felony or other act involving dishonesty, disloyalty or fraud against the Company, as reasonably determined by the Board of Directors.

Mr. Winjum’s employment agreement with the Company has an initial term of three years commencing August 17, 2001, and automatically renews on a year-to-year basis, unless either party chooses to terminate the agreement. If the Company terminates Mr. Winjum without cause, he would receive severance compensation in a fixed amount equal to his then-current base salary and pro rata cash incentive compensation for 18 months, plus health benefits for such period. If Mr. Winjum’s employment is terminated following a change in control of the Company by Mr. Winjum for good reason or by the Company without cause, he would receive an amount equal to two times the sum of his annual base salary and incentive bonus plus health benefits for 24 months. If Mr. Winjum terminates his employment after the one-year anniversary of a change in control, he would receive an amount equal to one times the sum of his annual base salary and incentive bonus plus health benefits for 12 months.

Each of Mr. Macomber and Ms. Vickery’s employment agreement with the Company has an initial term of two years commencing October 16, 2001 and August 17, 2001, respectively. The terms of their agreements automatically renew on a year-to-year basis, unless either party chooses to terminate the agreement. If the Company terminates Mr. Macomber or Ms. Vickery without cause, the executive receives severance compensation in a fixed amount equal to his or her then-current base salary and pro rata cash incentive compensation for a period of twelve months and nine months, respectively, plus health benefits for such period. If Mr. Macomber or Ms. Vickery’s employment is terminated following a change in control of the Company by the executive for good reason or by the Company without cause, the executive would receive an amount equal to the sum of his or her annual base salary and incentive bonus plus health benefits for 12 months. If Mr. Macomber or Ms. Vickery terminates his or her employment after the one-year anniversary of a change in control, the executive would receive an amount equal to one-half times the sum of his or her annual base salary and incentive bonus plus health benefits for 6 months.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The objectives of the Compensation Committee in determining the levels and components of executive compensation are to (1) attract, motivate and retain talented and dedicated executive officers, (2) provide executive officers with both cash and equity incentives to further the interests of the Company and its stockholders, and (3) compensate executive officers at levels comparable to those of executive officers at comparable companies. Generally, the compensation of the Company’s executive officers is composed of a base salary and an annual incentive compensation award. In setting base salaries, the Compensation Committee generally reviews the individual contributions of the particular executive. The annual incentive compensation award is based upon the Company’s executive incentive compensation plan. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of the Common Stock over time.

Base Salaries

In determining the base salaries of the Named Officers in 2003, the Compensation Committee considered the performance of each executive, the nature of the executive’s responsibilities, the salary levels of executives in the competitive marketplace, including comparable companies, and the Company’s general compensation practices. At a meeting in February 2003, the Compensation Committee reviewed the base salaries of the Named Officers for 2003. As part of their review, the Compensation Committee considered the performance of each executive, the nature of the executive’s responsibilities and any changes in responsibility from the prior year, the salary levels of executives in the competitive marketplace, including comparable companies, the Company’s performance in 2002 versus financial and non-financial goals identified and the Company’s general compensation practices. The Compensation Committee also considered management’s execution of the Company’s plan of discontinued operations. In March 2003, the Board of Directors approved the Compensation Committee’s recommendation to increase Stephen J. Winjum’s base salary from $325,000 to $350,000. In increasing Mr. Winjum’s base salary, the Compensation Committee considered the items discussed above.

Cash Incentive Compensation

An executive officer’s cash incentive compensation is based upon the Company’s executive incentive compensation plan which was effective as of January 1, 1999 (the “Executive Incentive Compensation Plan”), and which was approved by the Board of Directors. As of December 31, 2003, the Executive Incentive Compensation Plan covered nine of the Company’s officers, including the Named Officers. Incentive amounts payable under the plan for a calendar year are based upon relative achievement of earnings targets set by the Board of Directors at the beginning of that year as well as other measures as determined by the Compensation Committee. Incentive compensation amounts are determined by applying a percentage to the executive’s base salary. The target percentage ranges from 25% to 50%, depending on the executive’s level, duties and responsibilities, and the payment can exceed these amounts if the targets are exceeded. For 2003, incentive compensation awards made to Mr. Winjum, Mr. Macomber and Ms. Vickery (the Named Officers) represented approximately 45%, 31% and 30%, respectively, of the executive’s base salary.

The Compensation Committee administers the Executive Compensation Plan. The Compensation Committee has the authority to approve all actions taken under the Executive Compensation Plan except for those actions taken with respect to Mr. Winjum. Any annual incentive compensation amount awarded to Mr. Winjum under the Executive Compensation Plan, along with all compensation matters relating to Mr. Winjum, are subject to final approval of the Board of Directors. The incentive compensation amounts awarded to the Named Officers for 2003 were approved in the foregoing manner by both the Compensation Committee and Board of Directors.

Stock Options

Annually, the Compensation Committee considers stock option grants to its executive officers in order to provide a long-term incentive which is directly tied to the performance of the Company’s stock. These options provide an incentive to maximize stockholder value because they reward option holders only if stockholders also benefit. The exercise price of these stock options is generally set at the fair market value of the Common Stock as determined by the Compensation Committee on the date of the option grant. In general, each option to purchase Common Stock becomes exercisable in stages beginning six months after its grant date, when 1/8th of the individual’s options becomes exercisable. An additional 1/48th of each of these options becomes exercisable as of the last day of each month thereafter. Consequently, each option will generally be exercisable in full 48 months after its grant date. In making stock option grants to executives, the Compensation Committee considers a number of factors, including the performance of the particular individual, the Company’s performance during the previous calendar year, achievement of specific goals, the responsibilities and the relative position of the individuals within the Company, the compensation of executives in comparable companies, the number of stock options each individual currently possesses and the exercise prices of those options.

Compliance with Section 162(m)

The Compensation Committee currently intends for all compensation paid to its executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code. Section 162(m) provides that compensation paid to executive officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee of independent directors, is objective, and the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. In the future, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if, in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

Submitted by the following Members
of the Compensation Committee:

C.A. Lance Piccolo, Chairman
R. Judd Jessup

The above report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee currently consists of Messrs. Jessup and Piccolo. Neither member of the Compensation Committee has been an officer or employee of the Company at any time. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee was appointed by the Board of Directors to assist it in overseeing the quality and integrity of the Company’s financial reports, financial reporting processes and internal control system, the performance and independence of the Company’s auditors and related matters. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s financial reporting process, including its system of internal control and disclosure controls and procedures, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing those consolidated financial statements and expressing an opinion as to whether those consolidated financial statements are free of material misstatement and presented in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee, monitor and review these processes. In fulfilling these responsibilities, the Audit Committee has not conducted auditing or accounting reviews or procedures, and the Audit Committee has relied on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

The Audit Committee meets periodically with the Company’s management and its independent auditor, PwC, to discuss the Company’s financial reports, financial reporting processes and internal control system and other related items. The Audit Committee’s discussions with PwC include sessions at which management is not present, and since its retention by the Company in June 2002, PwC has had unrestricted access to the Audit Committee.

At a meeting on March 23, 2004, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2003, with Company management and PwC representatives. The Audit Committee discussed with PwC and management the results of PwC’s audit and examination of the Company’s consolidated financial statements, the Company’s internal controls and disclosure controls and procedures, and the overall assessment of the quality of the Company’s financial accounting and reporting functions. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, and PwC provided the Audit Committee with the written disclosures and the letter required by the Independent Standards Board Standard No. 1. The Audit Committee discussed with PwC these materials and the firm’s independence from the Company.

Based on the Audit Committee’s discussion with, and review of reports from, management and PwC, and the Audit Committee’s reliance on the representation of management that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted by the Members of
the Audit Committee:

R. Judd Jessup, Chairman
C.A. Lance Piccolo
Steven V. Napolitano (member through April 8, 2004)

The above report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq National Market Index and the Center for Research in Security Prices (CRSP) Index for Nasdaq Health Services Stocks, during the period commencing August 18, 1999 and ending on December 31, 2003. Because the Company did not consummate its initial public offering until August 18, 1999, there was no public market for the Common Stock prior to this date. The comparison assumes $100 was invested on August 18, 1999, in the Common Stock, the Nasdaq National Market Index and the CRSP Index for Nasdaq Health Services Stocks and assumes the reinvestment of all dividends, if any.

The stock price performance shown on the graph is not necessarily indicative of future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Real Property Leases

The Company has a lease agreement with John P. Winjum, the father of the Company’s President, Chief Executive Officer and Chairman of the Board, relating to 9,500 square feet of space comprising the Indianola, Iowa location of one of the Company’s optical laboratories. The lease was recently renewed for an additional five-year term beginning January 1, 2004. The Company paid $48,000 in rent during 2003.

The Company has a lease agreement with First Colonial Trust Company, as trustee on behalf of Scott H. Kirk, M.D., a member of the Board of Directors, to lease approximately 4,000 square feet for the Company’s ambulatory surgery center that it owns and operates at this location. The Company paid $134,050 in rent during 2003. Dr. Kirk, through the Kirk Family Limited Partnership, also beneficially owns more than 5% of the Company’s common stock.

National Medical Director and Limited Liability Company Member

Scott H. Kirk, M.D., a member of the Board of Directors, is also the Company’s National Medical Director and a 10% member of NovaMed Surgery Center of River Forest, LLC, a subsidiary of the Company that owns and operates an ambulatory surgery center in River Forest, Illinois. A wholly owned subsidiary of the Company, NovaMed Management Services, LLC, is the majority owner and manager of this entity. In consideration for his duties as National Medical Director, the Company granted Dr. Kirk options to acquire 100,000 shares of the Company’s Common Stock. The options vest monthly over a four-year period. The aggregate amount of distributions made by NovaMed Surgery Center of River Forest, LLC for the period ending December 31, 2003 was $550,159, of which Dr. Kirk received his pro rata ownership percentage.

INDEPENDENT AUDITORS

The Company engaged PricewaterhouseCoopers LLP (“PwC”) as its independent auditors for the year ended December 31, 2003. In addition to auditing the financial statements for the year ended December 31, 2003, PwC also reviewed the Company’s financial statements for each quarter during 2003. It is expected that representatives of PwC will be present at the Annual Meeting and be available to respond to questions. These representatives will also be given an opportunity to make a statement if they desire to do so.

On July 25, 2002, the Company dismissed its independent public accountants, Arthur Andersen LLP (“Andersen”), and engaged PwC as its new independent public accountants. This change was approved by the Board of Directors upon the recommendation of the Audit Committee of the Board of Directors. Andersen had reviewed the Company’s financial statements for the quarter ended March 31, 2002; PwC handled all subsequent quarterly reviews.

The audit report issued by Andersen on the Company’s consolidated financial statements for the year ended December 31, 2001 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during the Company’s fiscal year ended December 31, 2001, and through the Company’s dismissal of Andersen on July 25, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company filed with the Securities and Exchange Commission on July 30, 2002 a Current Report on Form 8-K describing its dismissal of Andersen and engagement of PwC. Prior to such filing, the Company provided Andersen with a copy of its Form 8-K disclosures and, after reasonable efforts to obtain a letter from Andersen confirming its agreement with the disclosures, was informed that Andersen was no longer issuing these letters. Consequently, in accordance with temporary Item 304T of Regulation S-K, no such letter from Andersen was included with the Form 8-K filing.

During the year ended December 31, 2001 and through July 25, 2002, the Company did not consult with PwC with respect to the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or events described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

DISCLOSURE OF AUDITOR FEES

The following is a description of the fees billed to the Company by PwC during the years ended December 31, 2003 and 2002:

	2003	2002
Audit Fees:	$155,090	$290,000	(1)
Audit-Related Fees (2):	$10,021	$8,700
Tax Fees:	$174,215	$0	(3)
All Other Fees (4):	$4,565	$9,200

(1)	Includes $156,000 of fees incurred by the Company in connection with PwC’s re-audit of the Company’s annual financial statements for the years ended December 31, 2000 and December 31, 2001.
(2)	These amounts were incurred by the Company in connection with PwC’s audit of the Company’s 401(k) plan.
(3)	The Company incurred tax fees in 2002 with another independent accounting firm that was not its independent auditor.
(4)	All Other Fees for 2003 and 2002 include accounting services related to the Company’s discontinued operations plan.

All of the above services provided by PwC were approved by the Company’s Audit Committee. The Company currently has no formal Audit Committee pre-approval procedures in place that permit management to engage the auditors with respect to pre-approved services. It is currently the Company’s policy that the Audit Committee approves in advance all services to be provided by the auditors.

MISCELLANEOUS AND OTHER MATTERS

Stockholder List — A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of, and the number of shares registered in the name of, each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, commencing May 14, 2004, and continuing through the date of the Annual Meeting, at the principal executive offices of the Company, 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611.

Solicitation — The cost of this proxy solicitation will be borne by the Company. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

Proposals of Stockholders — Proposals of stockholders to be considered for inclusion in the Company’s proxy statement and proxy for the 2005 Annual Meeting of Stockholders (the “2005 Annual Meeting”) must be received by the Secretary of the Company by no later than December 24, 2004. Proposals of stockholders intended to be considered at the Company’s 2005 Annual Meeting must be received by the Secretary of the Company by no earlier than February 9, 2005, and no later than March 9, 2005.

Other Business — The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement and the Company’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxies will vote such proxies as the Board of Directors directs.

By order of the Board of Directors,

John W. Lawrence, Jr.
Secretary

Chicago, Illinois
April 23, 2004

ALL STOCKHOLDERS ARE REQUESTED TO VOTE NOW, EITHER BY TELEPHONE OR THE INTERNET, OR BY COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY PROMPTLY.

APPENDIX A

NOVAMED, INC.

NOMINATING COMMITTEE CHARTER

Composition

The Board of Directors (the “Board”) of NovaMed, Inc. (the “Company”) has created and shall designate annually two or more of its members to constitute a Nominating Committee of the Board (the “Nominating Committee”). The Board shall designate one member to serve as Chair of the Nominating Committee. The Nominating Committee shall be composed solely of “independent directors,” as defined by the NASD for companies listed on the Nasdaq National Market. The Chairman of the Board and Chief Executive Officer may serve as an ex-officio non-voting member of the Nominating Committee.

Responsibilities and Functions

The Nominating Committee shall have the following responsibilities and functions:

1.	The Nominating Committee shall periodically review the structure of the Board so that the proper skills and experience are represented on the Board. The composition of the Board shall include a majority of “independent directors.”

2.	The Nominating Committee shall identify, consider, recommend and recruit candidates for election to the Board; review recommended candidates, establish the procedures by which such candidates will be considered by the Nominating Committee and conduct the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates.

3.	The Nominating Committee shall review potential conflicts of prospective Board members.

4.	The Nominating Committee shall propose to the full Board nominees for Board membership.

5.	The Nominating Committee shall recommend to the Board the membership of the committees of the Board.

6.	The Nominating Committee shall periodically review and recommend to the full Board the size of the Board and the term of membership on the Board.

7.	The Nominating Committee shall review the compensation of the members of the Board for service as directors and members of any Board committee, and make recommendations to the full Board concerning such compensation.

8.	The Nominating Committee shall periodically review the Company’s policies and any other plans adopted by the Company that might impact the election of directors.

9.	The Nominating Committee shall perform such other functions that from time to time may be assigned to the Nominating Committee by the Board.

Administration

The Nominating Committee shall meet at least once per year and shall hold any additional meetings as may be called by the Chair or upon the request of any two members of the Committee. Members of senior management of the Company or others may attend meetings of the Nominating Committee at the invitation of the Chair and shall provide pertinent information as necessary. The Chair of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting. The Chair will also cause minutes of each meeting to be prepared and circulated to the Committee

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Members. The Committee may meet via telephone conference calls. A majority of the members of the Committee shall constitute a quorum for all purposes. The act of a majority of the members of the Committee shall be the act of the Nominating Committee.

The Nominating Committee has authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Committee may also, at its discretion, engage outside legal counsel or other advisers as it deems necessary to carry out its functions.

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